Exhibit 99.1

March 06, 2006

International Barrier Technology Files Patent Application for Innovative Fire Retardant Product and Production Process

WATKINS, Minn. & VANCOUVER, BC, March 6, 2006 - International Barrier Technology Inc. ("Barrier") (OTCBB: IBTGF; TSXV:IBH), a manufacturer of proprietary fire resistant building materials, is pleased to announce the filing of a patent application for their unique and innovative "new line" product and production technology. With the filing of the application, Barrier may now claim "patent pending" status and gain protection from product and technology infringements until the patent application process is complete.

The new line is now scheduled to begin commercial production by March 31, 2006 and has been designed to produce up to 40 million sq.ft. annually on a two shift (2@8hr work shift) basis. Coupled with the production capability on the existing line, total capacity will exceed 50 million sq.ft. per year: sufficient to accommodate Barrier's anticipated near-term growth.

Barrier is excited about the improved product characteristics the new line technology will provide to the Blazeguard® panel. Improved uniformity and surface characteristics will enable Barrier to market the Blazeguard® panel more aggressively into interior wall and ceiling panel markets. Additionally, the new technology will improve efficiency and lower per unit material and labor costs.

"The timing of the patent application is perfect for our intended start-up plan" reports Dr. Michael Huddy, Barrier's President and CEO. "Companies are not allowed to produce and sell product produced from new technology prior to the filing of a patent application or the patent may not be allowed. Now that the patent pending status has been achieved, Barrier is free to produce and sell product produced on the new line. Not only will Barrier be aggressively seeking out new sales opportunities for Blazeguard, we will now be seeking partners globally who may believe there is opportunity to joint venture with us or to license the technology and produce on their own."

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV:IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include four of the five top homebuilders. www.intlbarrier.com

INTERNATIONAL BARRIER TECHNOLOGY INC.

David J. Corcoran

CFO, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

For more information please visit: www.intlbarrier.com or www.investorideas.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

Contact:

International Barrier Technology

Melissa McElwee, 866-735-3519

320-764-5797

ir@intlbarrier.com